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                                                                    EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      INTEGRATED DEFENSE TECHNOLOGIES, INC.

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                     Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware

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The undersigned, Integrated Defense Technologies, Inc. (the
"CORPORATION"), a corporation existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is INTEGRATED DEFENSE TECHNOLOGIES, INC.

         2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 3, 1997.

         3. The Amended and Restated Certificate of Incorporation as hereinafter set forth has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

         4. The text of the Certificate of Incorporation is amended and restated in full to read as follows:

         FIRST: NAME. The name of the corporation (the "CORPORATION") is "Integrated Defense Technologies, Inc." The name under which the Corporation was originally formed was FOHI Acquisition Inc.

         SECOND: REGISTERED OFFICE AND REGISTERED AGENT. The address of the registered office of the Corporation in the State of Delaware is 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

         THIRD: PURPOSE. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

         FOURTH: CAPITALIZATION. Total number of shares of capital stock which the Corporation shall have authority to issue is 220,000,000 shares of which 200,000,000 shares shall be designated common stock, par value of $.01 per share ("COMMON STOCK"), and 20,000,000 shares shall be designated preferred stock, par value of $.01 per share ("PREFERRED STOCK").

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         The following is a description of each of such classes of stock, and a statement of the preferences, limitations, voting rights and relative rights in respect of the shares of each such class:

     A.  PREFERRED STOCK.

         1. AUTHORITY TO FIX RIGHTS OF PREFERRED STOCK. The Board of Directors shall have authority, by resolution or resolutions, at any time and from time to time to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares that shall constitute such series and the following relative rights and preferences of the shares of each series so established:

            (a) the annual or other periodic dividend, if any, payable on shares of such series, the time of payment thereof, whether any such dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payment of dividends on the shares of that series and the date or dates from which any cumulative dividends shall commence to accrue;

            (b) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

            (c) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption prices;

            (d) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the amount of such sinking fund;

            (e) whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

            (f) the terms and conditions, if any, on which shares of such series may be converted into shares of stock of the Corporation of any other class or classes or into shares of any other series of the same or any other class or classes, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

            (g) whether, and if so the extent to which, shares of such series may participate with the Common Stock in any dividends in excess of the preferential dividend fixed for shares of such series or in any distribution of the assets of the Corporation, upon a liquidation, dissolution or winding-up thereof, in excess of the preferential amount fixed for shares of such series; and

            (h) any other preferences and relative, optional or other special rights,

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and qualifications, limitations or restrictions of such preferences or rights, of shares of such series not fixed and determined by law or in this Article FOURTH.

         2. DISTINCTIVE DESIGNATIONS OF SERIES. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Stock shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the DGCL or as otherwise specified by the Board of Directors, as reflected in a certificate of amendment to the Amended and Restated Certificate of Incorporation, with respect to any series at the time of the creation thereof.

         3. RESTRICTIONS ON CERTAIN DISTRIBUTIONS. So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends (other than dividends payable in Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) or make any other distribution on such junior stock if, at the time of making such declaration, payment or distribution, the Corporation shall be in default with respect to any dividend payable on, or any obligation to redeem, any shares of Preferred Stock.

     B.  COMMON STOCK.

         1. VOTING RIGHTS. Subject to the provisions of the DGCL or of the Bylaws of the Corporation as from time to time in effect with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by the DGCL or in a certificate of amendment to the Certificate of Incorporation establishing any series of Preferred Stock pursuant to the provisions of Section 1 of Part A of this Article FOURTH, the holders of outstanding shares of Common Stock of the Corporation shall possess exclusive voting power for the election of directors and for all other purposes, with each holder of record of shares of Common Stock of the Corporation being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

         2. DIVIDENDS. Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

         3. RIGHTS UPON DISSOLUTION. Except as required by the DGCL or the Certificate of Incorporation with respect to any rights upon dissolution of the Preferred Stock or any one or more series thereof, the holders of the Common Stock shall have the exclusive right to receive, pro rata according to the number of shares of Common Stock owned of record by each of them, the net assets of the Corporation upon dissolution and the full amount of any dividends or other distributions paid by the Corporation.

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     C.  GENERAL PROVISIONS.

         1. REDEEMED OR REACQUIRED SHARES. Shares of any series of Preferred Stock that have been redeemed or otherwise reacquired by the Corporation (whether through the operation of a sinking fund, upon conversion or otherwise) shall have the status of authorized and unissued shares of Preferred Stock and may be redesignated and reissued as a part of such series (unless prohibited by the certificate of amendment creating any other series) or of any other series of Preferred Stock. Shares of Common Stock that have been reacquired by the Corporation shall have the status of authorized and unissued shares of Common Stock and may be reissued.

         2. NO PREEMPTIVE RIGHTS. No holder of shares of stock of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (a) any shares of stock of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class, whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of stock of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to such holders.

     FIFTH: DIRECTORS.

         1. NUMBER, TERM AND CLASSIFICATION. The number of directors shall be as specified in the Bylaws of the Corporation but such number may be increased or decreased from time to time in such manner as may be prescribed in the Bylaws of the Corporation, provided that in no event shall the number of directors exceed
21. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be elected initially for a one-year term, Class II directors initially for a two-year term and Class III directors initially for a three-year term. At each annual meeting of stockholders, beginning in 2002, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. The foregoing provisions of this paragraph shall not apply to those directors who may be elected by the holders of any series of Preferred Stock.

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         2. DIRECTOR REMOVAL. Directors may be removed, with or without cause, by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors ("VOTING SHARES") only when Veritas Capital Management, L.L.C. beneficially owns at least 50 percent of the then outstanding Voting Shares. At any time Veritas Capital Management, L.L.C. does not beneficially own at least 50 percent of the then outstanding Voting Shares, directors may be removed, only with cause, by the affirmative vote of a majority of the then outstanding Voting Shares.

         3. VACANCIES. Subject to the rights of the holders of any Preferred Stock then outstanding and to any limitations set forth in the DGCL, newly-created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely (a) by the Board of Directors or (b) at a meeting of stockholders by the stockholders entitled to vote on the election of directors. If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office. Any director elected by the Board of Directors to fill any vacancy shall hold office until the next annual meeting of stockholders. In such event, the director elected by the stockholders at the annual meeting shall hold office for a term that shall coincide with the remaining term of the class of directors to which such person has been elected.

     SIXTH: VOTING; AMENDMENTS.

         1. Except as expressly otherwise required in the Bylaws of the Corporation, to be approved, action on a matter involving (a) an amendment or restatement of the Certificate of Incorporation for which the DGCL requires stockholder approval, (b) a plan of merger or share exchange for which the DGCL requires stockholder approval, (c) a sale of assets other than in regular course of business or (d) the dissolution of the Corporation shall be approved by the affirmative vote of a majority of the then outstanding Voting Shares, voting together as a single group, unless in submitting any such matter to the stockholders the Board of Directors shall require a greater vote; provided that directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

         2. At any time that Veritas Capital Management, L.L.C. beneficially owns a majority of the then outstanding Voting Shares, the affirmative vote of the votes entitled to be cast by the outstanding Voting Shares, voting together as a single voting group, shall be required to amend, alter, change or repeal any provision of Article FIFTH, Section 2 or 3 of this Article SIXTH or Section 1 of Article EIGHTH. At all other times, the affirmative vote of at least 80 percent of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single voting group, shall be required to amend, alter, change or repeal any provision of Article FIFTH, Section 2 or 3 of this Article SIXTH or Section 1 of Article EIGHTH.

         3. In furtherance of, and not in limitation of, the powers conferred by the DGCL, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be altered, amended or repealed by the Board

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of Directors or by the stockholders having the requisite voting power with respect thereto, provided further that, in the case of any such action by stockholders, the affirmative vote of at least 50 percent of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single class, until such time as Veritas Capital Management, L.L.C. beneficially owns less than 50 percent of the outstanding Voting Shares, and thereafter, at least 80 percent of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single voting group, shall be required in order for the stockholders to amend, alter, change or repeal any provision of the Bylaws or to adopt any additional Bylaw.

     SEVENTH: LIABILITY AND INDEMNIFICATION.

         1. LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respects to acts of omissions occurring prior to such repeal or modification.

     2.  INDEMNIFICATION.

         (a) Each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING") (including an action by or in the right of the Corporation), by reason of the fact that he is or was serving as a director or officer of the Corporation (or is or was serving at the request of the Corporation in a similar capacity with another entity, including employees benefit plans), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL. This indemnification will cover all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts) reasonably incurred by the director in connection with a proceeding. All such indemnification shall continue as to a director or officer who has ceased to be a director or officer and shall continue to the benefit of such director's or officer's heirs, executors and administrators. Except as provided in paragraph (2)(b) of this Article SEVENTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such director or officer who initiates a proceeding only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred by this Article SEVENTH shall be a contract right and may include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition ("ADVANCEMENT OF EXPENSES"). If the DGCL requires, an advancement of expenses incurred by a director or officer in his capacity as a director or officer shall be made only upon delivery to the

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Corporation of an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined by final judicial decision that such director or officer is not entitled to be indemnified for such expenses under this Article SEVENTH or otherwise (hereinafter an "UNDERTAKING").

         (b) If a claim under paragraph (1)(a) of this Article SEVENTH is not paid in full by the Corporation within ninety days after receipt of a written claim, the director or officer may bring suit against the Corporation to recover the unpaid amount. (In the case of a claim for advancement of expenses, the applicable period will be twenty days.) If successful in any such suit, the director or officer will also be entitled to be paid the expense of prosecuting such suit. In any suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses), it shall be a defense that the director or officer has not met the applicable standard of conduct under the DGCL. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, it shall be entitled to recover such expenses upon a final adjudication that the director or officer has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Board of Directors of the Corporation to determine prior to the commencement of such suit that the director or officer has met the applicable standard of conduct for indemnification set forth in the DGCL, nor an actual determination by the Board of Directors of the Corporation that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met the applicable standard of conduct, and, in the case of such a suit brought by the director or officer to enforce a right hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified or to such advancement of expenses under this Article SEVENTH or otherwise shall be on the Corporation.

         (c) The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH are not exclusive of any other right which any person may have or hereafter acquire under any statue, this Certificate or Incorporation, the Corporation's Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

         (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the DGCL.

         (e) The Corporation may, if authorized by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the same extent as for directors of the Corporation.

         (f) No amendment to or repeal of the provisions of this Article SEVENTH shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

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     EIGHTH: STOCKHOLDER MEETINGS

         1. CALLING A SPECIAL MEETING. A special meeting of the stockholders for any purpose or purposes, unless otherwise provided by law, may be called by order of the Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors or, at any time when Veritas Capital Management, L.L.C. beneficially owns at least 50 percent of the outstanding Voting Shares, by Veritas Capital Management, L.L.C.

         2. ACTION BY WRITTEN CONSENT. When Veritas Capital Management, L.L.C. beneficially owns at least 50 percent of the then outstanding Voting Shares, any action required or permitted by the DGCL to be taken at a stockholders' meeting may be taken without a meeting and without prior notice if the action is taken by the written consent of stockholders who would be entitled to vote at a meeting of holders of outstanding shares and who have voting power to cast not less than the minimum number (or the applicable minimum numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all stockholders entitled to vote thereon were present and voted. When Veritas Capital Management L.L.C. does not beneficially own at least 50 percent of the then outstanding Voting Shares, then no action required or permitted by the DGCL to be taken at a stockholders' meeting may be taken without a meeting or without prior notice.

         3. DEFINITION OF "OWN." As used in the Certificate of Incorporation, the word "own" shall mean "beneficially own" as determined pursuant to Rule 13d-3 (or any successor provision thereto) under the Securities Exchange Act of 1934, as amended.

     NINTH: OTHER CORPORATE MATTERS. In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

         1. CORPORATE BOOKS. Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location or locations as may be designated by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

         2. NUMBER OF AUTHORIZED SHARES. Except as provided to the contrary in the provisions establishing a class of stock, the number of authorized shares of such class may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of stock of the Corporation entitled to vote, voting as a single class.

     TENTH: BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS. The Corporation shall not be governed by Section 203 of the DGCL ("SECTION 203"), and the restrictions contained in Section 203 shall not apply to the Corporation, until the first such time, if ever, as both of the following conditions exist: (a)
Section 203 by its terms would, but for the provisions of this Article, apply to the Corporation; and (b) any natural person who on the date of filing of this certificate of incorporation beneficially owns in excess of 20% of the Voting Shares (together with his affiliates and associates and entities he controls directly or indirectly, and trusts, foundations or other non-profit organizations with which he is associated or to which he has contributed shares of the Corporation) cease to beneficially own

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20% or more of Voting Shares. Once the Corporation shall become governed by
Section 203 pursuant to the preceding sentence, the Corporation shall be governed by Section 203 for so long as Section 203 by its terms shall apply to the Corporation, regardless of whether any person shall thereafter become the owner of more than 20% of the Voting Shares. For purposes of this Article TENTH, the terms "person" and "owners" shall have the meanings ascribed to them in
Section 203, as Section 203 may be amended from time to time.

     ELEVENTH: CORPORATE POWER. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.


                            [SIGNATURE PAGE FOLLOWS]






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         IN WITNESS WHEREOF, Integrated Defense Technologies, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Thomas J. Keenan, its President and Chief Executive Officer, this 5th day of February, 2002.

                          INTEGRATED DEFENSE TECHNOLOGIES, INC.

                          By: /s/ Thomas J. Keenan
                              -------------------------------------------------
                              Thomas J. Keenan
                              President and Chief Executive Officer